Exhibit 4.7

State of São Paulo Government

FIRST AMENDMENT TO THE INSTRUMENT OF ACKNOWLEDGMENT, PAYMENT COMMITMENT AND OTHER COVENANTS, ENTERED INTO BETWEEN COMPANHIA DE SANEAMENTO BÁSICO DO ESTADO DE SÃO PAULO – SABESP AND THE STATE OF SÃO PAULO, THROUGH ITS STATE DEPARTMENT OF FINANCE.

The parties hereinbelow:

1.	COMPANHIA DE SANEAMENTO BÁSICO DO ESTADO DE SÃO PAULO – SABESP, a private legal entity and basic sanitation utility concessionaire, with head-office at Rua Costa Carvalho, nº 300, in the Capital of São Paulo State, enrolled with the CNPJ (National Registry of Legal Entities) under nº 43.776.517/0001-80, herein collectively represented by Mr. Dalmo do Valle Nogueira Filho, Chief Executive Officer, and Mr. Rui de Britto Álvares Affonso, Economic-Financial and Investor Relations Officer (hereinafter referred to as SABESP); and

2.	STATE OF SÃO PAULO, a public legal entity, through its State Department of Finance, herein represented by the State Secretary, Mr. Eduardo Refinetti Guardia (hereinafter referred to as STATE);

WHEREAS

I	on December 11, 2001 the STATE and SABESP entered into the “Instrument for Acknowledgment and Restatement of Debts, Payment Commitment and other Covenants” (hereinafter referred to as INSTRUMENT OF ACKNOWLEDGMENT), the Department of Water and Electric Power – DAEE being also an interested party to the agreement;

II	the INSTRUMENT OF ACKNOWLEDGMENT, among other things, restated the STATE’s debt to SABESP, comprising the water supply and sewer collection bills related to buildings and premises occupied by several agencies of the direct, independent and foundation management entities, overdue and unpaid until December 01, 2001, as well as the amounts disbursed by SABESP by way of complementary retirement and pension benefits granted under State Law no. 4819/58 and subject to recovery by the STATE;

III	through Official Letter P-0389/2003, of April 29, 2003, SABESP decided to rectify the amount of the consolidated debt mentioned in the INSTRUMENT OF ACKNOWLEDGMENT, which as from them was three hundred and twenty-four million, five hundred and sixty-three thousand, forty-seven reais and seventy-one cents

(R$324,563,047.71) relating to the water supply and sewer collection accounts overdue and unpaid until December 01, 2001;

IV	the INSTRUMENT OF ACKNOWLEDGMENT set forth an exception allowing the installments of the consolidated debt to be repaid by transfer of rights over the areas and equipment related to the reservoirs owned by the DAEE, which would then become a STATE creditor for the same amount, for further settlement of accounts;

V	the assets owned by the DAEE were duly evaluated as three hundred million, eight hundred and eighty thousand, one hundred and sixty-eight reais and seventy cents), on reference date June 30, 2002, notwithstanding the fact that the assignment of the respective rights to SABESP has not yet been formally carried out, nor the STATE has started the payment of the consolidated debt installments;

VI	new debts owed by the STATE have arisen, by reason of the non-payment of water supply and sewer collection occurred after the execution of the INSTRUMENT OF ACKNOWLEDGMENT, the amounts thereof have been already duly ascertained;

VII	payment has not been effected to the STATE of interests on the net equity relating to fiscal years prior to 2003, already declared and paid by SABESP to the other company’s shareholders;

VIII	SABESP decided to pay other amounts by way of interests on net equity, on account of fiscal year 2003, the amount of which will be available to the shareholders only on a date subsequent to the general meeting of shareholders;

IX	it is convenient to give a specific treatment to the STATE’s debt arising out of water supply and sewer collection services provided by SABESP, by netting the same against part of the credits held by the STATE with SABESP, on account of interests on net equity already declared, however not yet necessarily payable;

X	the above referred specific treatment is in line with the “Memorandum of Understanding” entered into between the STATE and SABESP on September 30, 1997;

XI	it is also advisable to adopt a more equitable and uniform criterion for monetary updating of the consolidated debt, thus allowing its impact to be distributed along the period being considered;

NOW, THEREFORE, the parties have decided to enter into this instrument, called “First Amendment”, which shall be governed by the following clauses and conditions, being binding upon the parties themselves and/or their eventual successors.

SECTION ONE

The debt acknowledged by the STATE, arising out of water supply and sewer collection services provided by SABESP, shall hereinafter be five hundred and eighty-one million, seven hundred and seventy-eight thousand, eight hundred and seventy-eight reais and seventy-five cents (R$581,778,878.75), including therein all the amounts referred to in Section One of the INSTRUMENT OF ACKNOWLEDGMENT, as well as other invoices due after December 01, 2001 and until February 29, 2004, as listed in the table included in Annexes I and IA.

Paragraph one

The water supply and sewer collection bills due until February 29, 2004 have been monetarily adjusted also until February 2004, pursuant to the annual variation of the Reference Rate – TR, by end of each calendar year.

Paragraph two

The STATE has the right, through accredited employees of the State Department of Finance, to audit the amounts stated in Annexes I and IA, within one hundred and eighty (180) days, and proceed to the applicable adjustments, for more or less, should any inconsistency be found out.

SECTION TWO

SABESP acknowledges to owe to the STATE, as of this date, the total amount of five hundred and eighteen million, seven hundred and thirty-two thousand, two hundred and two reais and twenty-one cents (R$518,732,202.21), by way of interests on net equity, which comprises the amount of one hundred and fifty-eight million, sixty-four thousand, seven hundred and fifty-one reais and thirty-four cents (R$ 158,064,751.34) related to the income for fiscal years prior to 2003 and since now deemed to be payable, and the amount of three hundred and sixty million, six hundred and sixty-seven thousand, four hundred and fifty reais and eighty-seven cents (R$ 360,667,450.87) related to the income for fiscal year 2003, which shall become payable on a date subsequent to the next general meeting of shareholders.

Sole paragraph

The amount of one hundred and fifty-eight million, sixty-four thousand, seven hundred and fifty-one reais and thirty-four cents (R$ 158,064,751.34) includes the amounts due by way of interests on net equity relating to shares issued by SABESP previously owned by the DAEE and transferred to the STATE by force of State Law no. 6851, of May 03, 1990, having been monetarily adjusted pursuant to the annual variation of the IPC/FIFE (Consumer Prices Index calculated by the Economic Research Institute Foundation), as from December of the calendar year in which it became payable, and until February 2004.

SECTION THREE

The STATE and SABESP and transferred to the STATE by force of State Law no. 6851, of May 03, 1990, having been monetarily adjusted pursuant to the annual variation of the IPC/FIFE (Consumer Prices Index calculated by the Economic Research Institute Foundation), as from December of the calendar year in which it became payable, and until February 2004.

SECTION THREE

The STATE and SABESP shall give mutual and reciprocal release to each other for their respective credits, up to the limit of three hundred and sixty million, six hundred and sixty-seven thousand, four hundred and fifty reais and eighty-seven cents (R$ 360,667,450.87), corresponding to interests on net equity related to the income for fiscal year 2003, which shall become payable on a date subsequent to the general meeting of shareholders.

Sole paragraph

The mutual release up to the limit of three hundred and sixty million, six hundred and sixty-seven thousand, four hundred and fifty reais and eighty-seven cents (R$ 360,667,450.87) shall be acknowledged by the parties, for accounting and budget purposes, in seven monthly, equal and consecutive installments, from June to December 2004.

SECTION FOUR

The balance of two hundred and twenty-one million, one hundred and eleven thousand, four hundred and twenty-seven reais and eighty-eight cents (R$ 221,111,427.88) of the consolidated debt owed by the STATE, as herein acknowledged, which is not settled under the terms of the preceding section, shall be paid in sixty (60) monthly, equal and consecutive installments, in the amount of three million, six hundred and eighty-five thousand, one hundred and ninety reais and forty-six cents (R$ 3,685,190.46) each, the first one maturing on May 30, 2004, and the other ones on the same day of the subsequent months or, should that be a bank holiday, on the immediately following business day.

Paragraph One – Exceptionally, the twelve installments shall be due for their respective face value, in the total amount of forty-four million, two hundred and twenty-two thousand, two hundred and eighty-five reais and eighty-five cents (R$ 44,222,285.58), without any addition whatsoever by way of monetary adjustment or interests.

SECTION FIVE

The amount of one hundred and fifty-eight million, sixty-four thousand, seven hundred and fifty-one reais and thirty-four cents (R$ 158,064,751.34), related to interests on net equity stated in fiscal years prior to 2003 and since now deemed to be payable, shall be entailed to the settlement of the total amount of forty-four million, two hundred and twenty-two thousand, two hundred and eighty-five reais and fify-eight cents (R$ 44,222,285.58), referred to in the second paragraph of the preceding clause, which shall be deemed to be paid, for accounting and budget effects, in seven monthly, equal and consecutive installments, from June to December 2004.

Sole paragraph

The balance of the amount related to interests on net equity stated in fiscal years prior to 2003 and since now deemed to be payable, and not used for settlement of the amounts referred to in Section Five, shall be subject to monetary adjustment in accordance with the monthly variation of the IPCA-IBGE, added by 0.5% per month, relating to the period from March 2004 until the month of the respective payment or netting, whether total or partial, and shall be allocated to the settlement of invoices arising out of water supply and sewer collection services provided by SABESP to the STATE, which become due after this date and are not paid in cash by the STATE.

SECTION SIX

The debt acknowledged by the STATE pursuant to Section Two of the INSTRUMENT OF ACKNOWLEDGMENT, referring to the recovery of complementary retirement and pension benefits provided for in State Law no. 4819/58, shall continue being subject to the ascertainment, adjustment and payment conditions set forth therein, save as otherwise expressly agreed to between the parties.

SECTION SEVEN

All other clauses and conditions of the INSTRUMENT OF ACKNOWLEDGMENT not expressly amended hereby shall continue in full force and effect.

Sole paragraph

This instrument does not affect the rights and obligations undertaken by the DAEE under the INSTRUMENT OF ACKNOWLEDGMENT, which shall be entirely complied with as set forth therein.

SECTION EIGHT

The STATE shall adopt the applicable actions in order to ensure sufficient budget availability, in such a way as to enable the settlement of the consolidated debt installments payable by the STATE.

In witness whereof, the parties execute this instrument, called as “First Amendment”, in two counterparts of the same contents and form, in the presence of the two undersigned witnesses.

São Paulo, March 22, 2004.

COMPANHIA DE SANEAMENTO BÁSICO DO
ESTADO DE SÃO PAULO – SABESP

[signature]	[signature]
Dalmo do Valle Nogueira Filho	Rui de Britto Álvares Affonso
Chief Executive Officer	Economic-Financial and Investor Relations Officer

STATE OF SÃO PAULO

[signature]
Eduardo Refinetti Guardia
State Finance Secretary

[signature]	[signature]
First Witness	Second Witness
Name: Daniel Sonder	Name: Iassuo Hagy
I.D.: 24.448.000	I.D.: 5.377.233

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Annex I

COMPANHIA DE SANEAMENTO BÁSICO DO ESTADO DE SÃO PAULO – SABESP

GESP X SABESP AGREEMENT
Adjustment pursuant to the Latest BTN/TR of the Yearly Total Debts

Adjustment Base									Total up to	Adjusted Total
	1994	1995	1996	1997	1998	1999	2000	12/01/2001	12/01/2001	until 02/2004
(1) Unadjusted Value to Date of Debts	9,485,166.41	13,312,301.45	14,366,659.30	21,041,738.47	36,024,480.51	41,453,179.22	63,199,480.89	125,680,131.46	324,563,047.71
(2) BTN/TR Value on 12/31	0.6640	0.8872	0.9768	1.0676	1.1573	1.2291	1.2574	1.2849
(3) Amount of BTN/TR	14,284,889.17	15,004,848.34	14,707,790.03	19,709,384.11	31,128,039.84	33,726,449.62	50,262,033.47	97,813,161.69	276,636,596.27
(4) BTN/TR Value in 02/2004	1.3868	1.3868	1.3868	1.3868	1.3868	1.3868	1.3868	1.3868
(5) Amount Adjusted until 02/2004	19,810,284.30	20,808,723.68	20,396,763.22	27,332,973.88	43,168,365.65	46,771,840.33	69,703,388.02	135,647,292.63	—	383,639,631.71

     Calculation Criteria

(1)	Unadjusted value to date ascertained from the data base transmitted by the CSI through the FTP of the accounts cadastradas as State Public Entities;

(2)	BTN/TR Value on 12/31 for the respective years

(3)	Amount of BTN/TR on 12/31 of the respective years: (1) divided by (2) = (3)

(4)	BTN/TR Value on 02/29/04

(5)	Amount ascertained in (1) divided by the BTN/TR of 12/31 of the respective years (2), and multiplied by the BTN/TR of 02/2004 (4): (3) multiplied for (4) = (5)

Total Face Value	521,530,274.20
Adjustment pursuant to BTN/TR	60,248,604.55
Total	581,778,878.75

Annex I A

COMPANHIA DE SANEAMENTO BÁSICO DO ESTADO DE SÃO PAULO – SABESP

GESP X SABESP AGREEMENT
Adjustment pursuant to the Latest BTN/TR of the Yearly Total Debts

					Total 2001 to	Adjusted Total
Adjustment Base	2001	2002	2003	2004	02/2004	until 02/2004
(1) Unadjusted Value to Date of Debts	29,565.99	13,519,500.69	148,476,969.75	34,941,190.06	196,967,226.49
(2) BTN/TR Value on 12/31	1.2849	1.3188	1.3824	1.3868
(3) Amount of BTN/TR	23,010.34	10,251,365.40	107,405,215.39	25,195,550.95	142,875,142.08
(4) BTN/TR Value in 02/2004	1.3868	1.3868	1.3868	1.3868
(5) Amount Adjusted until 02/2004	31,910.74	14,216.593.54	148,949,552.70	34,941,190.06	—	198,139.247.04

Calculation Criteria

(1)	Unadjusted value to date ascertained from the data base transmitted by the CSI through the FTP of the accounts cadastradas as State Public Entities;

(2)	BTN/TR Value on 12/31/2001, 2002 and 2003, to 02/29/2004

(3)	Amount of BTN/TR for the respective years: (1) divided by (2) = (3)

(4)	BTN/TR Value on 02/29/04

(5)	Amount ascertained in (1) divided by the BTN/TR of the respective years (2), and multiplied by the BTN/TR of 02/2004 (4): (3) multiplied for (4) = (5)

Annex I

COMPANHIA DE SANEAMENTO BÁSICO DO ESTADO DE SÃO PAULO – SABESP

GESP X SABESP AGREEMENT
Adjustment pursuant to the Latest BTN/TR of the Yearly Total Debts